FOR IMMEDIATE RELEASE	NR05-39

DYNEGY ANNOUNCES RESULTS OF TENDER OFFER AT PAR FOR NOTES

HOUSTON (Dec. 15, 2005) – Dynegy Inc. (NYSE: DYN) today announced the results of the “Asset Sale Offer” by its wholly-owned subsidiary, Dynegy Holdings Inc. (“DHI”), to purchase at par up to $1,750,000,000 aggregate principal amount of DHI’s Second Priority Senior Secured Floating Rate Notes Due 2008, 9.875% Second Priority Senior Secured Notes Due 2010, and 10.125% Second Priority Senior Secured Notes Due 2013 (collectively, the “Notes”), under the terms of the Indenture (the “Indenture”) governing the Notes. The offer to purchase commenced on Nov. 10, 2005; and the holders’ option to tender their Notes for purchase expired at 5:00 p.m., New York City Time, on Dec. 12, 2005.

DHI has been advised by the depositary that $400,000 in aggregate principal amount of the Notes were validly tendered for purchase and not withdrawn. DHI has accepted for purchase all such Notes. The purchase price for the Notes is 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon up to and including the date of payment, which is expected to be on or before Dec. 20, 2005. After giving effect to this purchase, $1,749,600,000 in aggregate principal amount of Notes will be outstanding.

The funds available for this offer to purchase represented net cash proceeds from the sale by Dynegy and DHI of their Midstream natural gas business to Targa Resources, Inc. in October 2005. Under the terms of the Indenture, “Excess Proceeds” from the Midstream sale transaction were approximately $2,390,000,000. After giving effect to this purchase of Notes pursuant to the Asset Sale Offer, the remaining Excess Proceeds may be used by DHI for any purpose not otherwise prohibited under the Indenture.

Dynegy Inc. provides electricity to markets and customers throughout the United States. The company’s fleet of power generation facilities consists of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. Located in 12 states, the portfolio is well-positioned to capitalize on regional differences in power prices and weather-driven demand. DYNC

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